SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported)       June 27, 2000

                          Dynacore Holdings Corporation

                        (formerly Datapoint Corporation)

             (Exact name of registrant as specified in its charter)

              Delaware                001-07636                74-1605174
(State or other jurisdiction    (Commission File Number)    (IRS Employer
of incorporation)                                           Identification No.)

                      7 rue d'Anjou 75008, Paris, France;
                     8410 Datapoint Drive, San Antonio, TX 78229-8500
                   (Address of principal executive offices) (Zip Code) Registrant's telephone number, including area code 331-4007-3737; 210-593-7000





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  Item 5.         Other Events.

                  On June 27, 2000, the Registrant issued a press release, a copy of which is attached as Exhibit 99 to this Form 8-K, indicating that the Registrant reached an agreement in principle with the Official Unsecured Creditors' Committee appointed in the Registrant's Chapter 11 case pending in the United States Bankruptcy Court for the District of Delaware (Docket Number 00-1853 (PJW)).

Item 7.           Exhibits
EXHIBIT NO.                                          DESCRIPTION OF EXHIBIT
99                                                  June 27, 2000 Press Release

Item 8.           Change in Fiscal Year

On June 27, 2000, the Registrant changed its fiscal year end to December 31, which will be reflected on a transition Form 10-Q.

                                    SIGNATURE


                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                          Datapoint Corporation
                                          (Registrant)
Date:  June 28, 2000

                                          By:  /s/ Phillip P. Krumb
                                          Phillip P. Krumb
                                          Acting Chief Financial Officer


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                                  EXHIBIT INDEX


 (99)    June 27, 2000 Press Release

                                       Exhibit 99 - Press Release of Registrant

Contact:                                                    Sharon P. Riggs
                                                            Investor Relations
                                                            San Antonio, Texas
                                                            (210) 593-7901


                          DYNACORE HOLDINGS CORPORATION
                        (FORMERLY DATAPOINT CORPORATION)
                       REACHES AGREEMENT IN PRINCIPLE WITH
                    OFFICIAL UNSECURED CREDITORS' COMMITTEE;
                     CHANGES FISCAL YEAR END TO DECEMBER 31

         San Antonio,  Texas, June 27,  2000.....Dynacore  Holdings  Corporation
(formerly Datapoint Corporation EBB: DTPTQ) today announced that an agreement in principle had been reached with the Official Unsecured Creditors' Committee appointed in the Corporation's Chapter 11 case pending in the United States Bankruptcy Court for the District of Delaware. (Case No. 00-1853(PJW)).

         The agreement, which is subject to among other things, filing of a Plan of Reorganization, vote of creditors and approval by the Bankruptcy Court, provides for the distribution of approximately $34.8 million in cash to Debenture holders and other unsecured creditors from the proceeds of the previously approved sale of Dynacore's European operations and certain U.S. assets to Datapoint NewCo 1 Limited. Such cash distribution is expected to be not less than 60% of the face value of the outstanding 8 7/8% Convertible Subordinated Debentures due 2006 (the "Debentures"), excluding accrued interest. At the time of confirmation of the Plan of Reorganization, Dynacore is expected to have remaining working capital of approximately $4 million after fees, expenses and certain escrow items required in the sale. Dynacore will have no debt at that time.

         The agreement provides that when the reorganized Dynacore emerges from Chapter 11: (i) Debenture holders and other unsecured creditors will receive 25% of the equity of the reorganized corporation, 3 out of 7 seats on the Board of Directors, and 40% of a Patent Litigation Trust, to be formed to pursue the Corporation's patent litigation and otherwise to defend them, (ii) current Exchangeable Preferred Shareholders will receive 23.5% of the equity of the reorganized corporation, and 3.5% of the Patent Litigation Trust, (iii) current Common Shareholders will receive 41.5% of the equity of the reorganized corporation; and (iv) current officer management will receive 10% of the equity of the reorganized corporation as part of a settlement of certain officer administrative claims that include contract cancellation and other contractual entitlements. The Plan of Reorganization of the Corporation is expected to be filed within 30 days.


         Pursuant to the agreement, with respect to its remaining 56.5% interest in the Patent Litigation Trust, Dynacore will distribute to its post-bankruptcy shareholders 75% of the first $100 million of net proceeds received, if any, after adjustment for corporate tax.

         The Corporation also announced today that it had changed its fiscal year end to December 31.

         The sale of its European operations is consistent with the direction of the Corporation to focus its efforts and resources on acquiring, developing and marketing software with Internet and E-commerce applications. The previously acquired Corebyte NetworksTM product family (www.corebyte.com), highlights this effort. The Corebyte subsidiary has developed an intelligent browser-based communications networking system. With a single interface, users of Corebyte NetworksTM products directly access every application necessary to manage their enterprise from basic E-mail to advanced group computing tools. Corebyte NetworksTM products users seamlessly share and exchange valuable information, selectively and securely, within their networked community and across enterprises via the Internet. Companies that standardize their network on Corebyte NetworksTM products gain all the benefits of the Internet and eliminate the fear of obsolescence.

         The press release contains forward-looking statements that involve uncertainties, including, but not limited to, risks and uncertainties related to the competitive environment and other risks. Future trends and results may differ materially from disclosures contained in this release.

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